Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Jennison Small Company Fund, Inc.:

We consent to the use of our report, dated November 19, 2018, with respect to the financial statements and financial highlights of PGIM Jennison Small Company Fund (formerly Prudential Jennison Small Company Fund) as of September 30, 2018, and for the respective years or periods presented therein all incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

November 28, 2018